Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: David G. Mee
615 J.B. Hunt Corporate Drive	Executive Vice President, Finance/Administration
Lowell, Arkansas 72745	and Chief Financial Officer
(NASDAQ: JBHT)	(479) 820-8363

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS REVENUES AND EARNINGS FOR THE THIRD QUARTER 2012

▪	Third Quarter 2012 Revenue:	$1.3 billion; up 11%
▪	Third Quarter 2012 Operating Income:	$133 million; up 12%
▪	Third Quarter 2012 EPS:	65 cents vs. 57 cents

LOWELL, ARKANSAS, October 11, 2012 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced third quarter 2012 net earnings of $78.2 million, or diluted earnings per share of 65 cents vs. third quarter 2011 net earnings of $68.7 million, or 57 cents per diluted share.

Total operating revenue for the current quarter was $1.3 billion, compared with $1.17 billion for the third quarter 2011.  Load growth of 15% in Intermodal (JBI) and 38% in Integrated Capacity Solutions (ICS) helped drive 15% and 30% increases in segment revenue, respectively.  Dedicated Contract Services (DCS) segment increased operating revenue by only 1% primarily driven by the start up of new accounts occurring later than expected, while Truck (JBT) segment revenue declined primarily due to operating approximately 9% fewer trucks.  Current quarter total operating revenue, excluding fuel surcharges, increased 10.5% vs. the comparable quarter 2011.

Operating income for the current quarter totaled $133 million vs. $119 million for the third quarter 2011, as positive results from load growth and improved network balance in JBI and load growth in ICS were partially offset by cost pressures experienced in DCS and JBT.

Net earnings rose 14% to $78.2 million in the current quarter from $68.7 million in 2011, primarily due to the growth of revenue, slightly less interest expense and a slightly lower tax rate. The effective income tax rate for the quarter was in 38.25% in 2012 and 38.5% in 2011.

Segment Information:

Intermodal (JBI)
▪	Third Quarter 2012 Segment Revenue:	$794 million; up 15%
▪	Third Quarter 2012 Operating Income:	$97.9 million; up 25%

JBI segment revenue grew 15% on load volume that increased a similar 15% over the third quarter of 2011.  Eastern network load growth and transcontinental load growth were 22% and 11%, respectively, primarily from the continued customer conversion of highway traffic to intermodal.  The combination of traffic mix, customer rate increases and changes in fuel surcharges kept revenue per load virtually flat compared to a year ago.

Operating income increased 25% over the prior year.  Positive results from steady load growth, improved container utilization and drayage efficiencies contributed to better overall network balance.  Cost increases in rail purchase transportation and from shortages in the available driver market partially offset the benefits of improved operations.

Dedicated Contract Services (DCS)
▪	Third Quarter 2012 Segment Revenue:	$273 million; up 1%
▪	Third Quarter 2012 Operating Income:	$25.6 million; down 14%

DCS revenue increased 1% during the current quarter while revenue excluding fuel surcharges also increased 1%.  Productivity (revenue per truck per week) decreased approximately 2% vs. 2011.  New accounts provided a net additional 338 revenue producing trucks over the same period 2011.

Operating income decreased by 14% from a year ago primarily related to implementation costs incurred during the current quarter from several new customer accounts starting during the past four months.  These implementation costs include, but are not limited to, significant efforts in driver hiring due to shortened lead times for contract start dates, personnel travel and relocation costs, equipment repositioning and costs to establish necessary telecommunications and operational system infrastructure.  In addition to the higher implementation costs incurred during the quarter, safety, worker’s compensation and employee health care costs were a combined 15% higher than same quarter 2011.

Integrated Capacity Solutions (ICS)
•	Third Quarter 2012 Segment Revenue:	$121 million; up 30%
•	Third Quarter 2012 Operating Income:	$5.5 million; up 43%

ICS revenue increased 30% in the current quarter, mostly due to a 38% increase in load volume compared to third quarter 2011.  Both transactional and contractual business realized increased volumes, however, contractual business grew at a faster pace to become 64% of total volumes vs. 56% in third quarter 2011.

Operating income increased 43% over the same period 2011, primarily due to higher operating revenue and improved productivity from a more experienced workforce.  Gross profit margin decreased to 12.8% in the current quarter vs. 13.5% last year.  While there was some volatility in the market during the current quarter, customer demand remained relatively constant and purchased transportation costs were higher from a generally tighter supply of qualified transportation providers compared to a year ago.  Our carrier base increased 12% and our employee count increased 16% vs. third quarter 2011.

Truck (JBT)
▪	Third Quarter 2012 Segment Revenue:	$117 million; down 8%
▪	Third Quarter 2012 Operating Income:	$4 million; down 41%

JBT revenue decreased 8% from the same period in 2011 on an approximate 9% reduction in fleet size.  Revenue excluding fuel surcharges decreased 7%.  Rates per mile, excluding fuel surcharge, increased 5.9% due largely to freight mix changes, spot pricing, and temporary customer fleet activity related to one-time weather events.  Rates from consistent shippers increased 2.6% compared to same quarter a year ago.  At the end of the period, JBT operated 2,381 tractors compared to 2,605 a year ago.

Operating income decreased 41% compared to third quarter 2011 as improved rates were not sufficient to offset lower utilization and increases in empty miles, employee health care costs, driver wages, and costs to attract independent contractors.

Cash Flow and Capitalization:

At September 30, 2012, we had a total of $645 million outstanding on various debt instruments compared to $768 million at September 30, 2011 and $749 million at December 31, 2011.

Our net capital expenditures for the nine months ended September 30, 2012 approximated $279 million compared to $324 million for the same period 2011.  At September 30, 2012, we had cash and cash equivalents of $5.7 million compared to $7.7 million at September 30, 2011.

We did not purchase any shares of our common stock during the quarter.  At September 30, 2012 we had approximately $503 million remaining under two separate share repurchase authorities.  Actual shares outstanding at September 30, 2012 approximated 118.3 million.

This press release may contain forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2011. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30
	2012		2011
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$1,046,769		$947,381
Fuel surcharge revenues	249,023		223,889
Total operating revenues	1,295,792	100.0%	1,171,270	100.0%

Operating expenses
Rents and purchased transportation	646,049	49.9%	552,509	47.2%
Salaries, wages and employee benefits	260,911	20.1%	255,982	21.9%
Fuel and fuel taxes	114,694	8.9%	117,779	10.1%
Depreciation and amortization	57,773	4.5%	54,404	4.6%
Operating supplies and expenses	48,281	3.7%	43,164	3.7%
Insurance and claims	13,745	1.1%	11,042	0.9%
General and administrative expenses, net of asset dispositions	9,369	0.6%	6,114	0.5%
Operating taxes and licenses	7,451	0.6%	7,095	0.6%
Communication and utilities	4,467	0.3%	4,501	0.4%
Total operating expenses	1,162,740	89.7%	1,052,590	89.9%
Operating income	133,052	10.3%	118,680	10.1%
Net interest expense	6,346	0.5%	7,145	0.6%
Earnings before income taxes	126,706	9.8%	111,535	9.5%
Income taxes	48,465	3.8%	42,885	3.6%
Net earnings	$78,241	6.0%	$68,650	5.9%
Average diluted shares outstanding	120,281		121,126
Diluted earnings per share	$0.65		$0.57

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Nine Months Ended September 30
	2012		2011
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$2,990,971		$2,703,670
Fuel surcharge revenues	725,873		618,235
Total operating revenues	3,716,844	100.0%	3,321,905	100.0%

Operating expenses
Rents and purchased transportation	1,818,890	48.9%	1,542,901	46.4%
Salaries, wages and employee benefits	766,820	20.6%	743,470	22.4%
Fuel and fuel taxes	348,332	9.4%	347,030	10.4%
Depreciation and amortization	170,120	4.6%	158,312	4.8%
Operating supplies and expenses	133,632	3.6%	120,789	3.6%
Insurance and claims	37,385	1.0%	32,531	1.0%
General and administrative expenses, net of asset dispositions	19,718	0.5%	20,511	0.7%
Operating taxes and licenses	21,916	0.6%	20,626	0.6%
Communication and utilities	13,166	0.4%	13,789	0.4%
Total operating expenses	3,329,979	89.6%	2,999,959	90.3%
Operating income	386,865	10.4%	321,946	9.7%
Net interest expense	20,263	0.5%	22,286	0.7%
Earnings before income taxes	366,602	9.9%	299,660	9.0%
Income taxes	140,225	3.8%	115,219	3.4%
Net earnings	$226,377	6.1%	$184,441	5.6%
Average diluted shares outstanding	120,022		122,784
Diluted earnings per share	$1.89		$1.50

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended September 30
	2012		2011
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$793,759	62%	$691,283	59%
Dedicated	272,624	21%	268,752	23%
Truck	116,699	9%	127,133	11%
Integrated Capacity Solutions	121,268	9%	93,163	8%
Subtotal	1,304,350	101%	1,180,331	101%
Intersegment eliminations	(8,558)	(1%)	(9,061)	(1%)
Consolidated revenue	$1,295,792	100%	$1,171,270	100%

Operating income

Intermodal	$97,943	74%	$78,388	66%
Dedicated	25,592	19%	29,726	25%
Truck	4,006	3%	6,816	6%
Integrated Capacity Solutions	5,496	4%	3,844	3%
Other (1)	15	0%	(94)	(0%)
Operating income	$133,052	100%	$118,680	100%

	Nine Months Ended September 30
	2012		2011
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$2,249,918	61%	$1,944,160	59%
Dedicated	795,786	21%	771,374	23%
Truck	371,035	10%	376,204	11%
Integrated Capacity Solutions	327,814	9%	256,936	8%
Subtotal	3,744,553	101%	3,348,674	101%
Intersegment eliminations	(27,709)	(1%)	(26,769)	(1%)
Consolidated revenue	$3,716,844	100%	$3,321,905	100%

Operating income

Intermodal	$270,742	70%	$217,557	68%
Dedicated	86,939	22%	75,731	23%
Truck	17,731	5%	19,595	6%
Integrated Capacity Solutions	11,516	3%	9,037	3%
Other (1)	(63)	(0%)	26	0%
Operating income	$386,865	100%	$321,946	100%

(1)	Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended September 30
	2012	2011
Intermodal

Loads	368,709	320,889
Average length of haul	1,697	1,723
Revenue per load	$2,153	$2,154
Average tractors during the period *	3,522	3,057

Tractors (end of period)
Company-owned	3,134	2,896
Independent contractor	413	202
Total tractors	3,547	3,098

Net change in trailing equipment during the period	1,901	1,733
Trailing equipment (end of period)	57,913	51,922
Average effective trailing equipment usage	56,088	50,394

Dedicated

Loads	395,912	375,666
Average length of haul	198	206
Revenue per truck per week**	$4,146	$4,212
Average trucks during the period***	5,153	4,917

Trucks (end of period)
Company-owned	4,819	4,559
Independent contractor	15	16
Customer-owned (Dedicated operated)	410	331
Total trucks	5,244	4,906

Trailing equipment (end of period)	13,176	11,206
Average effective trailing equipment usage	14,555	12,849

Truck

Loads	109,268	111,525
Average length of haul	462	508
Loaded miles (000)	49,885	56,448
Total miles (000)	58,313	64,772
Average nonpaid empty miles per load	77.4	73.8
Revenue per tractor per week**	$3,783	$3,825
Average tractors during the period *	2,406	2,569

Tractors (end of period)
Company-owned	1,425	1,640
Independent contractor	956	965
Total tractors	2,381	2,605

Trailers (end of period)	9,095	9,141
Average effective trailing equipment usage	7,982	7,975

Integrated Capacity Solutions

Loads	90,009	65,377
Revenue per load	$1,347	$1,425
Gross profit margin	12.8%	13.5%
Employee count (end of period)	428	369
Approximate number of third-party carriers (end of period)	31,400	28,100

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Nine Months Ended September 30
	2012	2011
Intermodal

Loads	1,047,641	915,302
Average length of haul	1,696	1,726
Revenue per load	$2,148	$2,124
Average tractors during the period *	3,362	2,863

Tractors (end of period)
Company-owned	3,134	2,896
Independent contractor	413	202
Total tractors	3,547	3,098

Net change in trailing equipment during the period	3,407	6,256
Trailing equipment (end of period)	57,913	51,922
Average effective trailing equipment usage	53,578	48,463

Dedicated

Loads	1,114,939	1,089,807
Average length of haul	203	203
Revenue per truck per week**	$4,145	$4,177
Average trucks during the period***	4,978	4,777

Trucks (end of period)
Company-owned	4,819	4,559
Independent contractor	15	16
Customer-owned (Dedicated operated)	410	331
Total trucks	5,244	4,906

Trailing equipment (end of period)	13,176	11,206
Average effective trailing equipment usage	13,615	12,791

Truck

Loads	344,672	330,958
Average length of haul	472	516
Loaded miles (000)	160,987	169,298
Total miles (000)	187,024	193,857
Average nonpaid empty miles per load	75.8	72.3
Revenue per tractor per week**	$3,866	$3,839
Average tractors during the period*	2,494	2,544

Tractors (end of period)
Company-owned	1,425	1,640
Independent contractor	956	965
Total tractors	2,381	2,605

Trailers (end of period)	9,095	9,141
Average effective trailing equipment usage	8,072	8,077

Integrated Capacity Solutions

Loads	232,259	189,077
Revenue per load	$1,411	$1,359
Gross profit margin	12.5%	13.4%
Employee count (end of period)	428	369
Approximate number of third-party carriers (end of period)	31,400	28,100

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$5,659	$5,450
Accounts Receivable	504,252	411,479
Prepaid expenses and other	53,346	96,613
Total current assets	563,257	513,542
Property and equipment	2,862,385	2,658,143
Less accumulated depreciation	1,013,932	931,273
Net property and equipment	1,848,453	1,726,870
Other assets	26,632	26,920
	$2,438,342	$2,267,332

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$100,000	$50,000
Trade accounts payable	328,757	251,625
Claims accruals	48,194	42,364
Accrued payroll	58,315	77,107
Other accrued expenses	13,409	17,419
Total current liabilities	548,675	438,515

Long-term debt	544,904	699,177
Other long-term liabilities	46,849	45,382
Deferred income taxes	516,724	516,715
Stockholders' equity	781,190	567,543
	$2,438,342	$2,267,332

Supplemental Data
(unaudited)

	September 30, 2012	December 31, 2011

Actual shares outstanding at end of period (000)	118,258	116,932

Book value per actual share outstanding at end of period	$6.61	$4.85

	Nine Months Ended September 30
	2012	2011

Net cash provided by operating activities (000)	$417,339	$488,209

Net capital expenditures (000)	$279,037	$324,266